EXHIBIT (a)(1)(G)

STAPLES, INC.
FORM OF AMENDMENT TO STOCK OPTION AWARD AGREEMENT

WHEREAS, [name] (the “Optionee’) previously accepted the offer made by Staples, Inc. (the “Company”) to amend his or her eligible options granted on July 1, 2003 pursuant to the terms of the Offer to Amend dated May 10, 2007 and the Optionee’s signed election form.

WHEREAS, the Company and the Optionee are parties to the Non-Qualified Stock Option Award Agreement evidencing the eligible options (the “Agreement”)

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.             Modification of Exercise Price. As of _______, 2007, the Exercise Price per Share set forth in the Agreement shall be amended to $12.88 for the option shares not exercised before the date hereof.

2.             Option Agreement. This Amendment, taken together with the Agreement (to the extent not expressly amended hereby) and any duly authorized written agreement entered into by and between the Company and the Optionee relating to the stock option grant evidenced by the Agreement, represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the stock option grant evidenced by the Agreement, and may be amended at any time only by mutual written agreement of the parties hereto.

IN WITNESS WHEREOF, this instrument is executed as of _______ __, 2007.

STAPLES, INC.

By:
Title: